Exhibit 99.1

Sunrun Reports Second Quarter 2019 Financial Results
Customers now at 255,000, an increase of 26% year-over-year
Net Present Value created of $95 million in the quarter, an increase of 23% year-over-year
Net Earning Assets of $1.4 billion, an increase of 11% year-over-year
Total Cash increased $91 million from the prior year

SAN FRANCISCO, August 7, 2019, Sunrun (Nasdaq: RUN), the nation’s largest provider of residential solar, storage and energy services, today announced financial results for the second quarter ended June 30, 2019.
“Sunrun’s 255,000 customers are helping to build our future energy system where home solar and batteries will displace costly and harmful fossil fuel power plants,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “We continue to see strong demand from consumers and grid operators and expect we can deliver above-market growth rates again in 2019.”
Key Operating Metrics
In the second quarter of 2019, MW deployed increased to 103 MW from 91 MW in the second quarter of 2018, a 13% year-over-year increase.
Creation Cost per watt was $3.33 in the second quarter of 2019, compared to $3.12 in the second quarter of 2018.
NPV created in the second quarter of 2019 was $95 million, a 23% increase from $77 million in the second quarter of 2018. Unlevered NPV per watt in the second quarter of 2019 was $1.11.
Gross Earning Assets as of June 30, 2019 were $3.3 billion, up $734 million, or 28% from the prior year. Net Earning Assets as of June 30, 2019 were $1.4 billion, up $139 million, or 11% from the prior year.
Total Cash (meaning total cash, including restricted cash, less recourse debt) increased $91 million from the prior year.
Second Quarter 2019 GAAP Results
Total revenue grew to $204.6 million in the second quarter of 2019, up $34.1 million, or 20% from the second quarter of 2018. Customer agreements and incentives revenue grew 1% year-over-year to $92.4 million. Solar energy systems and product sales increased 42% year-over-year to $112.2 million.
Total cost of revenue was $156.9 million, an increase of 29% year-over-year. Total operating expenses were $267.4 million, an increase of 30% year-over-year.
Net loss attributable to common stockholders was $1.3 million in the second quarter of 2019.
Diluted net loss per share attributable to common stockholders was ($0.01) per share.
Guidance for Q3 and Full Year 2019
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q3, we expect deployments to be in a range between 107 MW and 110 MW.
For the full year 2019, we continue to expect deployments to grow in a range between 16% and 18% year-over-year.
Financing Activities
As of August 7, 2019, closed transactions and executed term sheets provide us project debt capacity through 2019 and tax equity capacity into the second quarter of 2020.

Exhibit 99.1

Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2019 results and outlook for its third quarter 2019 at 2:00 p.m. Pacific Time today, August 7, 2019. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #9471428. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #9471428.
About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company.  With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, investments, market adoption rates, our future financial and operating guidance, operational and financial results such as growth, value creation, cash generation, MW deployments, estimates of gross and net earning assets, project value, estimated creation costs, gross orders, demand, NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	June 30, 2019	December 31, 2018

Assets
Current assets:
Cash	$299,537	$226,625
Restricted cash	54,182	77,626
Accounts receivable, net	77,846	66,435
State tax credits receivable	—	2,697
Inventories	89,829	79,467
Prepaid expenses and other current assets	8,692	8,563
Total current assets	530,086	461,413
Restricted cash	148	148
Solar energy systems, net	4,149,883	3,820,017
Property and equipment, net	50,419	34,893
Intangible assets, net	8,382	10,088
Goodwill	87,543	87,543
Other assets	380,919	335,685
Total assets	$5,207,380	$4,749,787
Liabilities and total equity
Current liabilities:
Accounts payable	$153,206	$131,278
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	16,444	15,847
Accrued expenses and other liabilities	104,328	98,636
Deferred revenue, current portion	59,818	47,407
Deferred grants, current portion	8,029	7,885
Finance lease obligations, current portion	11,206	9,193
Recourse debt, current portion	239,035	—
Non-recourse debt, current portion	35,158	35,484
Pass-through financing obligation, current portion	10,666	26,461
Total current liabilities	637,890	372,191
Deferred revenue, net of current portion	643,613	544,218
Deferred grants, net of current portion	217,013	221,739
Finance lease obligations, net of current portion	14,363	9,992
Recourse debt	—	247,000
Non-recourse debt, net of current portion	1,688,989	1,466,438
Pass-through financing obligation, net of current portion	329,968	337,282
Other liabilities	113,992	48,210
Deferred tax liabilities	73,926	93,633
Total liabilities	3,719,754	3,340,703
Redeemable noncontrolling interests	278,539	126,302
Total stockholders’ equity	915,545	948,707
Noncontrolling interests	293,542	334,075
Total equity	1,209,087	1,282,782
Total liabilities, redeemable noncontrolling interests and total equity	$5,207,380	$4,749,787

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Customer agreements and incentives	$92,439	$91,605	$192,289	$158,595
Solar energy systems and product sales	112,156	78,933	206,810	156,306
Total revenue	204,595	170,538	399,099	314,901
Operating expenses:
Cost of customer agreements and incentives	70,594	57,769	140,087	112,345
Cost of solar energy systems and product sales	86,348	64,268	164,147	128,847
Sales and marketing	70,038	49,237	125,991	93,316
Research and development	6,555	5,052	12,029	8,948
General and administrative	33,044	28,130	62,107	61,023
Amortization of intangible assets	814	1,051	1,707	2,102
Total operating expenses	267,393	205,507	506,068	406,581
Loss from operations	(62,798)	(34,969)	(106,969)	(91,680)
Interest expense, net	42,309	31,872	83,649	60,070
Other expenses (income), net	1,388	508	6,144	(1,184)
Loss before income taxes	(106,495)	(67,349)	(196,762)	(150,566)
Income tax (benefit) expense	(1,910)	4,378	(5,271)	12,581
Net loss	(104,585)	(71,727)	(191,491)	(163,147)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(103,292)	(79,136)	(176,336)	(198,588)
Net (loss) income attributable to common stockholders	$(1,293)	$7,409	$(15,155)	$35,441
Net (loss) income per share attributable to common stockholders
Basic	$(0.01)	$0.07	$(0.13)	$0.33
Diluted	$(0.01)	$0.06	$(0.13)	$0.31
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	115,765	109,559	114,843	108,510
Diluted	115,765	117,067	114,843	113,930

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
Operating activities:
Net loss	$(191,491)	$(163,147)	$(104,585)	$(71,727)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization, net of amortization of deferred grants	89,019	73,980	45,358	37,794
Deferred income taxes	(5,271)	12,582	(1,910)	4,379
Stock-based compensation expense	12,566	16,242	6,783	5,548
Interest on pass-through financing obligations	12,378	7,002	5,906	3,903
Reduction in pass-through financing obligations	(19,702)	(10,142)	(9,716)	(5,114)
Other noncash losses and expenses	6,714	12,131	5,225	6,464
Changes in operating assets and liabilities:
Accounts receivable	(12,848)	495	(12,701)	(5,722)
Inventories	(10,362)	13,123	(13,645)	6,598
Prepaid and other assets	(49,771)	(34,013)	(13,903)	(20,690)
Accounts payable	(1,567)	(32,840)	21,010	(19,858)
Accrued expenses and other liabilities	1,525	31,676	(6,199)	38,724
Deferred revenue	112,195	15,190	10,347	7,734
Net cash provided by (used in) operating activities	(56,615)	(57,721)	(68,030)	(11,967)
Investing activities:
Payments for the costs of solar energy systems	(388,430)	(346,962)	(189,550)	(183,772)
Purchases of property and equipment	(13,950)	(2,762)	(11,433)	(1,241)
Net cash used in investing activities	(402,380)	(349,724)	(200,983)	(185,013)
Financing activities:
Proceeds from state tax credits, net of recapture	2,329	10,434	(275)	10,483
Proceeds from issuance of recourse debt	55,000	2,000	15,000	—
Repayment of recourse debt	(62,965)	(2,000)	(15,000)	—
Proceeds from issuance of non-recourse debt	541,249	250,232	359,597	154,332
Repayment of non-recourse debt	(313,474)	(48,677)	(214,226)	(41,555)
Payment of debt fees	(7,462)	(9,133)	(4,808)	(5,253)
Proceeds from pass-through financing and other obligations	5,282	98,172	3,497	96,670
Early repayment of pass-through financing obligation	(7,597)	—	—
Payment of finance lease obligations	(6,445)	(4,081)	(3,444)	(1,968)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	330,311	167,468	178,162	23,864
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(35,607)	(33,301)	(17,160)	(18,038)
Acquisition of noncontrolling interests	(4,600)	—	—	—
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	12,442	4,944	11,603	5,520
Net cash provided by financing activities	508,463	436,058	312,946	224,055
Net change in cash and restricted cash	49,468	28,613	43,933	27,075
Cash and restricted cash, beginning of period	304,399	241,790	309,934	243,328
Cash and restricted cash, end of period	$353,867	$270,403	$353,867	$270,403

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Three Months Ended June 30,
	2019	2018
MW Deployed (during the period)	103	91
Cumulative MW Deployed (end of period)	1,763	1,360
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,252	$1,715
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$1,060	$863
Gross Earning Assets (end of period)(in millions) (1)	$3,312	$2,578
Net Earning Assets (end of period)(in millions)(1)(2)	$1,429	$1,290

	Three Months Ended June 30,
	2019	2018
Project Value, Contracted Portion (per watt)	$4.04	$3.51
Project Value, Renewal Portion (per watt)	$0.40	$0.59
Total Project Value (per watt)	$4.44	$4.10
Creation Cost (per watt)	$3.33	$3.12
Unlevered NPV (per watt)(1)	$1.11	$0.98
NPV (in millions)	$95	$77

(1)	Numbers may not sum due to rounding.

(2)
Sunrun records income when it delivers tax benefits to its tax equity investors. Under partnership flip transactions this income is recognized beginning at the time of deployment. In pass-through financing transactions, income is recognized later, upon utility interconnection permission (PTO). Income recognition therefore lags in periods when the company is increasing its use of pass-through financing funds. Until PTO is received for a solar system in a pass-through financing obligation structure, the company records the expected value of tax benefits as a short term pass-through financing obligation, similar to deferred revenue accounting. The amount reflected within short-term pass-through financing obligation was $36.2 million in the second quarter of 2018. As such, the pass-through financing obligation used to calculate Net Earning Assets is reduced by $36.2 million. There was no amount reflected within short-term pass through financing in the second quarter of 2019.

Exhibit 99.1

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

Exhibit 99.1

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 373-5206

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418